Exhibit 99.1
News Release

For more information contact:

Media Relations: Britt Zarling Corporate Communications Fiserv, Inc. 414-526-3107 britt.zarling@fiserv.com	Investor Relations: Julie Chariell Investor Relations Fiserv, Inc. 212-515-0278 julie.chariell@fiserv.com

For Immediate Release

Fiserv Reports Third Quarter 2022 Results
GAAP revenue growth of 9% both in the quarter and year to date;
GAAP EPS increased 17% in the quarter and 80% year to date;
Organic revenue growth of 11% both in the quarter and year to date;
Adjusted EPS increased 11% in the quarter and 14% year to date;
Company raises 2022 organic revenue growth outlook to 11%
and adjusted EPS outlook to $6.48 to $6.55

BROOKFIELD, Wis., October 27, 2022 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of payments and financial services technology solutions, today reported financial results for the third quarter of 2022.
Third Quarter 2022 GAAP Results
GAAP revenue for the company increased 9% to $4.52 billion in the third quarter of 2022 compared to the prior year period, with 9% growth in the Acceptance segment, 1% growth in the Fintech segment and 10% growth in the Payments segment. GAAP revenue for the company increased 9% to $13.11 billion in the first nine months of 2022 compared to the prior year period, with 14% growth in the Acceptance segment, 4% growth in the Fintech segment and 7% growth in the Payments segment.
GAAP earnings per share was $0.75 in the third quarter and $2.68 in the first nine months of 2022, an increase of 17% and 80%, respectively, compared to the prior year periods. The first nine months of 2021 included higher merger and integration costs and certain discrete tax expenses. GAAP operating margin was 18.9% and 19.5% in the third quarter and first nine months of 2022, respectively, compared to 15.3% and 14.7% in the third quarter and first nine months of 2021, respectively. Net cash provided by operating activities was $2.99 billion in the first nine months of 2022 compared to $2.69 billion in the prior year period.

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“We are pleased with our third quarter performance with organic revenue growth at the high-end of the full year outlook, and notable strength in the payments segment of our portfolio,” said Frank Bisignano, Chairman, President and Chief Executive Officer of Fiserv. “We credit the strength of our client franchise, industry-leading products and geographic reach for these continued outstanding results.”
Third Quarter 2022 Non-GAAP Results and Additional Information
•Adjusted revenue increased 8% to $4.27 billion in the third quarter and 9% to $12.41 billion in the first nine months of 2022 compared to the prior year periods.
•Organic revenue growth was 11% in the third quarter of 2022, led by 14% growth in the Acceptance segment, 1% growth in the Fintech segment and 11% growth in the Payments segment.
•Organic revenue growth was 11% in the first nine months of 2022, led by 17% growth in the Acceptance segment, 4% growth in the Fintech segment and 8% growth in the Payments segment.
•Adjusted earnings per share increased 11% to $1.63 in the third quarter and 14% to $4.59 in the first nine months of 2022 compared to the prior year periods.
•Adjusted operating margin increased 100 basis points to 35.2% in the third quarter and increased 40 basis points to 33.6% in the first nine months of 2022 compared to the prior year periods.
•Free cash flow was $2.11 billion in the first nine months of 2022 compared to $2.29 billion in the prior year period.
•The company repurchased 7.6 million shares of common stock for $750 million in the third quarter and 17.9 million shares of common stock for $1.8 billion in the first nine months of 2022.
Outlook for 2022
Fiserv raises full year 2022 outlook and now expects organic revenue growth of 11% and adjusted earnings per share of $6.48 to $6.55, representing growth of 16% to 17%.
“The demonstrated resilience of our business model should position Fiserv well to withstand current uncertainty, as we continue to deliver for our clients and invest for future growth,” said Bisignano. “We’ve outperformed our original growth expectations and have begun to see the benefits of operating leverage and expense management. As a result, we are raising our guidance for organic revenue and adjusted EPS growth.”
Earnings Conference Call
The company will discuss its third quarter 2022 results in a live webcast at 7 a.m. CT on Thursday, October 27, 2022. The webcast, along with supplemental financial information, can be accessed on the investor relations section of the Fiserv website at investors.fiserv.com. A replay will be available approximately one hour after the conclusion of the live webcast.
About Fiserv
Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve

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best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point-of-sale and business management platform. Fiserv is a member of the S&P 500® Index, the FORTUNE® 500, and has been recognized as one of FORTUNE World’s Most Admired Companies® for 11 of the past 14 years and named among the World’s Most Innovative Companies by Fast Company for two consecutive years. Visit fiserv.com and follow on social media for more information and the latest company news.
Use of Non-GAAP Financial Measures
In this news release, the company supplements its reporting of information determined in accordance with generally accepted accounting principles (“GAAP”), such as revenue, operating income, operating margin, net income attributable to Fiserv, earnings per share and net cash provided by operating activities, with “adjusted revenue,” “adjusted revenue growth,” “organic revenue,” “organic revenue growth,” “adjusted operating income,” “adjusted operating margin,” “adjusted net income,” “adjusted earnings per share,” “adjusted earnings per share growth,” and “free cash flow.” Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses should enhance shareholders' ability to evaluate the company’s performance, as such measures provide additional insights into the factors and trends affecting its business. Therefore, the company excludes these items from its GAAP financial measures to calculate these unaudited non-GAAP measures. The corresponding reconciliations of these unaudited non-GAAP financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items described below that are excluded from the non-GAAP outlook measures. See page 15 for additional information regarding the company’s forward-looking non-GAAP financial measures.
Examples of non-cash or other items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; restructuring costs; severance costs; net charges associated with debt financing activities; merger and integration costs; gains or losses from the sale of businesses, certain assets or investments; certain discrete tax benefits and expenses; and non-cash deferred revenue adjustments arising from acquisitions. The company excludes these items to more clearly focus on the factors management believes are pertinent to the company’s operations, and management uses this information to make operating decisions, including the allocation of resources to the company's various businesses.
The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of acquisition-related intangible asset amortization supplements GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

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Management believes organic revenue growth is useful because it presents adjusted revenue growth excluding the impact of foreign currency fluctuations, acquisitions, dispositions and the company’s Output Solutions postage reimbursements and including deferred revenue purchase accounting adjustments. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders’ ability to evaluate and understand the company’s core business performance.
These unaudited non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, net income attributable to Fiserv, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated organic revenue growth, adjusted earnings per share, adjusted earnings per share growth and other statements regarding our future financial performance. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should,” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements.
Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that could cause the company’s actual results to differ materially include, among others, the following, many of which may continue to be amplified by the COVID-19 pandemic: the continuing impact of the COVID-19 pandemic on the company’s employees, clients, vendors, supply chain, operations and sales; the company’s ability to compete effectively against new and existing competitors and to continue to introduce competitive new products and services on a timely, cost-effective basis; changes in customer demand for the company’s products and services; the ability of the company’s technology to keep pace with a rapidly evolving marketplace; the success of the company’s merchant alliances, some of which are not controlled by the company; the impact of a security breach or operational failure on the company’s business including disruptions caused by other participants in the global financial system; the failure of the company’s vendors and merchants to satisfy their obligations; the successful management of credit and fraud risks in the company’s business and merchant alliances; changes in local, regional, national and international economic or political conditions, including those resulting from heightened inflation, rising interest rates, a recession, or intensified international hostilities, and the impact they may have on the company and its customers; the effect of proposed and enacted legislative and regulatory actions affecting the company or the financial services industry as a whole; the company’s ability to comply with government regulations and applicable card association and network rules; the protection and validity of intellectual property rights; the outcome of pending and future litigation and governmental proceedings; the company’s ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the impact of the company’s strategic initiatives; the company’s ability

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to attract and retain key personnel; volatility and disruptions in financial markets that may impact the company’s ability to access preferred sources of financing and the terms on which the company is able to obtain financing or increase its costs of borrowing; adverse impacts from currency exchange rates or currency controls; changes in corporate tax and interest rates; and other factors included in “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in other documents that the company files with the Securities and Exchange Commission, which are available at http://www.sec.gov. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this news release.

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Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Processing and services	$3,678	$3,407	$10,738	$9,822
Product	840	756	2,368	2,147
Total revenue	4,518	4,163	13,106	11,969

Expenses
Cost of processing and services	1,443	1,530	4,381	4,425
Cost of product	553	521	1,631	1,500
Selling, general and administrative	1,547	1,476	4,560	4,289
Net (gain) loss on sale of business and other assets	120	—	(27)	—
Total expenses	3,663	3,527	10,545	10,214

Operating income	855	636	2,561	1,755
Interest expense, net	(190)	(172)	(534)	(523)
Other (expense) income	(13)	14	(83)	36

Income before income taxes and income (loss) from investments in unconsolidated affiliates	652	478	1,944	1,268
Income tax provision	(147)	(54)	(382)	(300)
Income (loss) from investments in unconsolidated affiliates	(12)	22	222	80

Net income	493	446	1,784	1,048
Less: net income attributable to noncontrolling interests	12	18	36	47

Net income attributable to Fiserv	$481	$428	$1,748	$1,001

GAAP earnings per share attributable to Fiserv — diluted	$0.75	$0.64	$2.68	$1.49

Diluted shares used in computing earnings per share attributable to Fiserv	645.0	669.7	651.0	674.1

Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

GAAP net income attributable to Fiserv	$481	$428	$1,748	$1,001
Adjustments:
Merger and integration costs [1]	54	210	115	483
Severance costs	35	24	134	38
Amortization of acquisition-related intangible assets [2]	442	490	1,388	1,509
Non wholly-owned entity activities [3]	51	33	(19)	40
Net (gain) loss on sale of business and other assets [4]	120	—	(27)	—
Tax impact of adjustments [5]	(131)	(174)	(353)	(476)
Discrete tax items [6]	—	(24)	—	110
Adjusted net income	$1,052	$987	$2,986	$2,705

GAAP earnings per share attributable to Fiserv	$0.75	$0.64	$2.68	$1.49
Adjustments - net of income taxes:
Merger and integration costs [1]	0.07	0.24	0.14	0.55
Severance costs	0.04	0.03	0.16	0.04
Amortization of acquisition-related intangible assets [2]	0.54	0.56	1.68	1.72
Non wholly-owned entity activities [3]	0.05	0.04	(0.06)	0.05
Net (gain) loss on sale of business and other assets [4]	0.19	—	(0.03)	—
Discrete tax items [6]	—	(0.04)	—	0.16
Adjusted earnings per share	$1.63	$1.47	$4.59	$4.01

GAAP earnings per share attributable to Fiserv growth	17%		80%
Adjusted earnings per share growth	11%		14%

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.
1Represents acquisition and related integration costs incurred in connection with various acquisitions, including those in 2021 related to the First Data acquisition. Merger and integration costs in the third quarter and first nine months of 2022 primarily includes share-based compensation and third-party professional service fees attributable to various acquisitions. First Data integration costs in the third quarter and first nine months of 2021 primarily include $95 million and $210 million, respectively, of third-party professional service fees associated with integration activities; $13 million and $41 million, respectively, of incremental share-based compensation, including the fair value of stock awards assumed by Fiserv; and $60 million and $153 million, respectively, of other integration-related compensation costs.
2Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology and trade names. This adjustment does not exclude the amortization of other intangible assets such as contract costs (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts. See additional information on page 14 for an analysis of the company's amortization expense.
3Represents the company’s share of amortization of acquisition-related intangible assets and, in 2022, expenses associated with debt refinancing activities at its unconsolidated affiliates, as well as the minority interest share of amortization of acquisition-related intangible assets at its subsidiaries in which the company holds a controlling financial interest. This adjustment for the first nine months of 2022 also includes gains totaling $201 million related to certain equity investment transactions and other net expense of $57 million associated with joint venture debt guarantees. This adjustment for the third quarter and first nine months of 2021 includes net gains totaling $2 million and $75 million, respectively, related to the fair value remeasurement and sale of certain equity investments.

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4Represents a loss on the sale of the company's Korea operations during the third quarter of 2022, as well as a gain on the sale of certain merchant contracts during the first nine months of 2022 in conjunction with the mutual termination of one of the company's merchant alliance joint ventures.
5The tax impact of adjustments is calculated using a tax rate of 21% and 23% in the first nine months of 2022 and 2021, respectively, which approximates the company's anticipated annual effective tax rates, exclusive of the $10 million actual tax impacts associated with the net gain on sales of business, other assets and certain equity investment transactions during the first nine months of 2022.
6Represents certain discrete tax items, such as foreign derived intangible income tax benefits from a subsidiary restructuring and the revaluation of deferred taxes due to a change in the respective statutory tax rates in the United Kingdom and Argentina.

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Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total Company
Revenue	$4,518	$4,163	$13,106	$11,969
Adjustments:
Output Solutions postage reimbursements	(251)	(209)	(712)	(616)
Deferred revenue purchase accounting adjustments	6	8	19	21
Adjusted revenue	$4,273	$3,962	$12,413	$11,374

Operating income	$855	$636	$2,561	$1,755
Adjustments:
Merger and integration costs	54	206	115	479
Severance costs	35	24	134	38
Amortization of acquisition-related intangible assets	442	490	1,388	1,509
Net (gain) loss on sale of business and other assets	120	—	(27)	—
Adjusted operating income	$1,506	$1,356	$4,171	$3,781

Operating margin	18.9%	15.3%	19.5%	14.7%
Adjusted operating margin	35.2%	34.2%	33.6%	33.2%

Merchant Acceptance (“Acceptance”) [1]
Revenue	$1,878	$1,716	$5,432	$4,779

Operating income	$610	$552	$1,673	$1,463

Operating margin	32.4%	32.2%	30.8%	30.6%

Financial Technology (“Fintech”) [1]
Revenue	$766	$761	$2,347	$2,251

Operating income	$261	$275	$817	$794

Operating margin	34.1%	36.0%	34.8%	35.3%

Payments and Network (“Payments”)
Revenue	$1,617	$1,471	$4,597	$4,297
Adjustments:
Deferred revenue purchase accounting adjustments	6	8	19	21
Adjusted revenue	$1,623	$1,479	$4,616	$4,318

Operating income	$738	$643	$2,018	$1,850
Adjustments:
Merger and integration costs	6	7	19	21
Adjusted operating income	$744	$650	$2,037	$1,871

Operating margin	45.6%	43.7%	43.9%	43.1%
Adjusted operating margin	45.9%	44.0%	44.1%	43.4%

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Fiserv, Inc.
Financial Results by Segment (cont.)
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Corporate and Other
Revenue	$257	$215	$730	$642
Adjustments:
Output Solutions postage reimbursements	(251)	(209)	(712)	(616)
Adjusted revenue	$6	$6	$18	$26

Operating loss	$(754)	$(834)	$(1,947)	$(2,352)
Adjustments:
Merger and integration costs	48	199	96	458
Severance costs	35	24	134	38
Amortization of acquisition-related intangible assets	442	490	1,388	1,509
Net (gain) loss on sale of business and other assets	120	—	(27)	—
Adjusted operating loss	$(109)	$(121)	$(356)	$(347)

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.
1For all periods presented in the Acceptance and Fintech segments, there were no adjustments to GAAP measures presented and thus the adjusted measures are equal to the GAAP measures presented.

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Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows [1]
(In millions, unaudited)
	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net income	$1,784	$1,048
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	982	861
Amortization of acquisition-related intangible assets	1,416	1,554
Amortization of financing costs and debt discounts	33	41
Share-based compensation	244	190
Deferred income taxes	(402)	(266)
Net gain on sale of business and other assets	(27)	—
Income from investments in unconsolidated affiliates	(222)	(80)
Distributions from unconsolidated affiliates	58	17
Non-cash impairment charges	—	6
Other operating activities	(2)	(26)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	(521)	(298)
Prepaid expenses and other assets	(203)	(242)
Contract costs	(230)	(210)
Accounts payable and other liabilities	105	97
Contract liabilities	(30)	(1)
Net cash provided by operating activities	2,985	2,691

Cash flows from investing activities
Capital expenditures, including capitalized software and other intangibles	(1,148)	(814)
Net proceeds from sale of business and other assets	218	—
Payments for acquisition of businesses, net of cash acquired	(682)	(495)
Distributions from unconsolidated affiliates	110	91
Purchases of investments	(45)	(250)
Proceeds from sale of investments	13	503
Net cash used in investing activities	(1,534)	(965)

Cash flows from financing activities
Debt proceeds	1,450	5,177
Debt repayments, including debt financing costs	(2,945)	(6,515)
Net proceeds from commercial paper and short-term borrowings	2,020	1,388
Proceeds from issuance of treasury stock	96	105
Purchases of treasury stock, including employee shares withheld for tax obligations	(1,909)	(1,768)
Settlement activity, net	114	386
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(30)	(41)
Payments of acquisition-related contingent consideration	—	(36)
Other financing activities	7	(2)
Net cash used in financing activities	(1,197)	(1,306)
Effect of exchange rate changes on cash and cash equivalents	(84)	(11)
Net change in cash and cash equivalents	170	409
Cash and cash equivalents, beginning balance	3,205	2,569
Cash and cash equivalents, ending balance	$3,375	$2,978

1     The company revised, for comparable purposes with the current period's presentation, the consolidated statement of cash flows presentation for the nine months ended September 30, 2021 to include cash and cash equivalents within settlement assets as a component of total cash and cash equivalents.

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Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	September 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$893	$835
Trade accounts receivable – net	3,303	2,860
Prepaid expenses and other current assets	1,484	1,523
Settlement assets	14,195	13,652
Total current assets	19,875	18,870

Property and equipment – net	1,924	1,742
Customer relationships – net	8,464	9,991
Other intangible assets – net	3,992	4,018
Goodwill	36,241	36,433
Contract costs – net	886	811
Investments in unconsolidated affiliates	2,390	2,561
Other long-term assets	1,868	1,823
Total assets	$75,640	$76,249

Liabilities and Equity
Accounts payable and accrued expenses	$3,456	$3,550
Short-term and current maturities of long-term debt	528	508
Contract liabilities	545	585
Settlement obligations	14,195	13,652
Total current liabilities	18,724	18,295

Long-term debt	20,847	20,729
Deferred income taxes	3,766	4,172
Long-term contract liabilities	216	225
Other long-term liabilities	944	878
Total liabilities	44,497	44,299

Redeemable noncontrolling interests	161	278

Fiserv shareholders' equity	30,326	30,952
Noncontrolling interests	656	720
Total equity	30,982	31,672
Total liabilities and equity	$75,640	$76,249

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Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information
(In millions, unaudited)

Organic Revenue Growth [1]	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Growth	2022	2021	Growth

Total Company
Adjusted revenue	$4,273	$3,962		$12,413	$11,374
Currency impact [2]	100	—		191	—
Acquisition adjustments	(10)	—		(32)	—
Divestiture adjustments	(6)	(20)		(18)	(62)
Organic revenue	$4,357	$3,942	11%	$12,554	$11,312	11%

Acceptance
Adjusted revenue	$1,878	$1,716		$5,432	$4,779
Currency impact [2]	72	—		136	—
Acquisition adjustments	(7)	—		(26)	—
Divestiture adjustments	—	(14)		—	(36)
Organic revenue	$1,943	$1,702	14%	$5,542	$4,743	17%

Fintech
Adjusted revenue	$766	$761		$2,347	$2,251
Currency impact [2]	4	—		8	—
Acquisition adjustments	(3)	—		(6)	—
Organic revenue	$767	$761	1%	$2,349	$2,251	4%

Payments
Adjusted revenue	$1,623	$1,479		$4,616	$4,318
Currency impact [2]	24	—		47	—
Organic revenue	$1,647	$1,479	11%	$4,663	$4,318	8%

Corporate and Other
Adjusted revenue	$6	$6		$18	$26
Divestiture adjustments	(6)	(6)		(18)	(26)
Organic revenue	$—	$—		$—	$—

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Organic revenue growth is calculated using actual, unrounded amounts.
1Organic revenue growth is measured as the change in adjusted revenue (see pages 9-10) for the current period excluding the impact of foreign currency fluctuations and revenue attributable to acquisitions and dispositions, divided by adjusted revenue from the prior period excluding revenue attributable to dispositions.
2Currency impact is measured as the increase or decrease in adjusted revenue for the current period by applying prior period foreign currency exchange rates to present a constant currency comparison to prior periods.

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Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information (cont.)
(In millions, unaudited)

Free Cash Flow	Nine Months Ended September 30,
	2022	2021

Net cash provided by operating activities	$2,985	$2,691
Capital expenditures	(1,148)	(814)
Adjustments:
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(30)	(41)
Distributions from unconsolidated affiliates included in cash flows from investing activities	110	91
Severance, merger and integration payments	211	414
Tax payments on adjustments	(44)	(95)
Tax payments on gain on sale of assets and investments in unconsolidated affiliates	37	44
Other	(11)	—
Free cash flow	$2,110	$2,290

Total Amortization [1]	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Acquisition-related intangible assets	$450	$509	$1,416	$1,554
Capitalized software and other intangibles	91	76	258	202
Purchased software	67	57	180	181
Financing costs and debt discounts	11	16	33	41
Sales commissions	27	24	79	72
Deferred conversion costs	16	13	49	37
Total amortization	$662	$695	$2,015	$2,087

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
1The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions (see corresponding adjustment on page 7). The adjustment for acquired First Data software/technology excludes only the incremental amortization related to the fair value purchase accounting allocation. Management believes that the adjustment of acquisition-related intangible asset amortization supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

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Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures
Reconciliations of unaudited non-GAAP financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of these items that are excluded from the non-GAAP outlook measures. The company’s forward-looking non-GAAP financial measures for 2022, including organic revenue growth, adjusted earnings per share and adjusted earnings per share growth, are designed to enhance shareholders’ ability to evaluate the company’s performance by excluding certain items to focus on factors and trends affecting its business.
Organic Revenue Growth - The company's organic revenue growth outlook for 2022 excludes the impact of foreign currency fluctuations, acquisitions, dispositions and the impact of the company's Output Solutions postage reimbursements and includes deferred revenue purchase accounting adjustments. The currency impact is measured as the increase or decrease in the expected adjusted revenue for the period by applying prior period foreign currency exchange rates to present a constant currency comparison to prior periods.

Growth

2022 Revenue	9%
Output Solutions postage reimbursements	(0.5)%
2022 Adjusted revenue	8.5%

Currency impact	2%
Acquisition adjustments	(0.5)%
Divestiture adjustments	1%
2022 Organic revenue	11%

Adjusted Earnings Per Share - The company's adjusted earnings per share outlook for 2022 excludes certain non-cash or other items such as non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; merger and integration costs; severance costs; gains or losses from the sale of businesses, certain assets and investments; and certain discrete tax benefits and expenses, and includes non-cash deferred revenue purchase accounting adjustments. The company completed First Data acquisition-related integration activities as of December 31, 2021, and therefore does not expect to incur additional costs associated with the achievement of cost synergies related to the First Data acquisition, resulting in lower merger and integration costs in 2022. The company estimates that amortization expense in 2022 with respect to acquired intangible assets will approximate the amount incurred in 2021.
Other adjustments to the company’s financial measures that were incurred in 2021 and for the three and nine months ended September 30, 2022, are presented in this news release; however, they are not necessarily indicative of adjustments that may be incurred in the remainder of 2022 or beyond. Estimates of these impacts and adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.

News Release
Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures (cont.)
The company's adjusted earnings per share growth outlook for 2022 is based on 2021 adjusted earnings per share performance.

2021 GAAP net income attributable to Fiserv	$1,334
Adjustments:
Merger and integration costs [1]	865
Severance costs [2]	81
Amortization of acquisition-related intangible assets [3]	1,982
Non wholly-owned entity activities [4]	51
Tax impact of adjustments [5]	(685)
Discrete tax items [6]	118
2021 adjusted net income	$3,746

Weighted average common shares outstanding - diluted	671.6

2021 GAAP earnings per share attributable to Fiserv	$1.99
Adjustments - net of income taxes:
Merger and integration costs [1]	0.99
Severance costs [2]	0.09
Amortization of acquisition-related intangible assets [3]	2.27
Non wholly-owned entity activities [4]	0.06
Discrete tax items [6]	0.18
2021 adjusted earnings per share	$5.58

2022 adjusted earnings per share outlook	$6.48 - $6.55
2022 adjusted earnings per share growth outlook	16% - 17%

In millions, except per share amounts, unaudited. Earnings per share is calculated using actual, unrounded amounts.
See pages 3-4 for disclosures related to the use of non-GAAP financial measures.

News Release
Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures (cont.)
1Represents acquisition and related integration costs incurred in connection with various acquisitions, primarily related to the First Data acquisition. First Data integration costs primarily include $370 million of third-party professional service fees associated with integration activities; $44 million of incremental share-based compensation, including the fair value of stock awards assumed by Fiserv; and $277 million of other integration-related compensation costs.
2Represents severance costs associated with the achievement of expense management initiatives, including those related to the First Data acquisition.
3Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology and trade names. This adjustment does not exclude the amortization of other intangible assets such as contract costs (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts.
4Represents the company’s share of amortization of acquisition-related intangible assets at its unconsolidated affiliates, as well as the minority interest share of amortization of acquisition-related intangible assets at its subsidiaries in which the company holds a controlling financial interest. This adjustment also includes net gains totaling $98 million related to the fair value remeasurement and sale of certain equity investments.
5The tax impact of adjustments is calculated using a tax rate of 23%, which approximates the company's annual effective tax rate.
6Represents certain discrete tax items, such as foreign-derived intangible income tax benefits from a subsidiary restructuring and the revaluation of deferred taxes due to a change in the respective statutory tax rates in the United Kingdom and Argentina.
FISV-E
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